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                                                                  EXHIBIT 10.111

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                            ASSET PURCHASE AGREEMENT

                           DATED AS OF APRIL 22, 1996

                                  BY AND AMONG

                   PAXSON COMMUNICATIONS OF TALLAHASSEE, INC.

                                      AND

                                   WTNT, INC.

                     SOUTHERN BROADCASTING COMPANIES, INC.

                        GREAT SOUTH BROADCASTING, INC.

                            CHARLES E. GIDDENS, INC.

                                      AND

                    SOUTHERN BROADCASTING OF PENSACOLA, INC.


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                            ASSET PURCHASE AGREEMENT

       This ASSET PURCHASE AGREEMENT is dated as of April 29, 1996, by and among PAXSON COMMUNICATIONS OF TALLAHASSEE, INC., a Florida corporation ("Buyer"), WTNT, INC., a Florida corporation, SOUTHERN BROADCASTING COMPANIES, INC., a Florida corporation, GREAT SOUTH BROADCASTING, INC., a Florida corporation,, CHARLES E. GIDDENS, INC., a Florida corporation, and SOUTHERN BROADCASTING OF PENSACOLA, INC., a Florida corporation [individually, referred to as "Seller" and collectively as "Sellers"].

                                    RECITALS

       A. WTNT, Inc. is the proposed licensee of radio stations WNLS-AM ("Station I") and WTNT-FM ("Station II"), Tallahassee, Florida pursuant to licenses issued by the FCC and upon approval of a joint assignment application (File No. BAL-960221GP, BALH-960221GQ) pending before the FCC.

       B. Southern Broadcasting Companies, Inc. is the licensee of and owns and operates radio stations WSNI-FM (Station III), Thomasville, Georgia, WPAP-FM ("Station IV"), Panama City, Florida and WPBH-FM ("Station V"), Parker, Florida pursuant to licenses issued by the FCC.

       C. Great South Broadcasting, Inc. is the licensee of and owns and operates radio station WXSR-FM ("Station VI"), Quincy, Florida pursuant to licenses issued by the FCC.

       D. Charles E. Giddens, Inc., is the proposed permittee of radio station WTPS-FM ("Station VII"), Midway, Florida pursuant to a construction permit issued by the FCC and upon approval of an assignment application (File No. BAPH-960315GS) pending before the FCC.

       E. Southern Broadcasting of Pensacola, Inc. is the licensee of and owns and operates radio station WTKX-FM ("Station VIII"), Pensacola, Florida pursuant to licenses issued by the FCC and is the proposed licensee of radio station WOWW(FM) )("Station IX"), Pensacola, Florida pursuant to licenses issued by the FCC and, in the case of WOWW, upon approval of an assignment application (File No. BALH-960215GG) pending before the FCC.

                 All of the above Stations I through IX hereinafter collectively referred to as the Stations".

       F. Sellers desire to sell, and Buyer wishes to buy, substantially all the assets that are used or useful in the business or operations of the Stations, for the price and on the terms and conditions set forth in this Agreement.
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                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Sellers, intending to be bound legally, agree as follows:


SECTION 1        DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Sellers to payment for the sale of advertising time run on the Stations prior to the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are designated to indicate that they will be assumed by Buyer upon its purchase of the Stations, (ii) any Contracts entered into by Sellers between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (iii) Contracts entered into by Sellers in compliance with Section 5.3.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Sellers are a party or which are binding upon Sellers and which relate to or affect the Assets or the business or operations of the Stations.

          "Escrow Agent" means First Union National Bank of Florida.



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         "FAA" means the Federal Aviation Administration.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses and construction permits issued or to be issued by the FCC to Sellers in connection with the business or operations of the Stations.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Sellers or under which Sellers are licensed or franchised and which are used or useful in the business and operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the FAA or any other federal, state, or local governmental authorities to Sellers, in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means the real property and interests in real property, including fee estates, leaseholds and subleaseholds, easements, rights to access, and rights of way, and all buildings and other improvements thereon described in Schedule 3.5 hereto used or useful in the business or operations of the Stations.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, inventory, spare parts, and other tangible personal property which is used or useful in the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.


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SECTION 2        PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Stations described in the Schedules attached hereto, together with any additions thereto between the date of this("") Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens or obligations associated with the Assumed Contracts and liens for current taxes not yet due and payable), including the following:

                 (a)    The Tangible Personal Property;

                 (b)    The Real Property;

                 (c)    The Licenses;

                 (d) The Assumed Contracts, including executed copies thereof;

                 (e) The Intangibles and all intangible assets of Sellers relating to the Stations that are not specifically included within the Intangibles, including the goodwill of the Stations, if any;

                 (f) All of Sellers' proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Stations;

                 (g) All choses in action of Sellers relating to the Stations; and

                 (h) All books and records relating to the business or operations of the Stations, and all records required by the FCC to be kept by the Stations.

         2.2 Excluded Assets. The Assets shall exclude the following assets:

                 (a) Sellers' cash on hand as of the Closing and all other cash in any of Sellers' bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; deposits; and any stocks, bonds, certificates of deposit and similar investments;


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                 (b)    All books and records relating to Sellers' internal
corporate organization;

                 (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

                 (d)    The Accounts Receivable; and

                 (e)    Any Contracts not included among the Assumed Contracts.

                 (f)    All real estate not listed on Schedule 3.5.

       2.3 Purchase Price. The Purchase Price for the Assets shall be Twenty One Million Three Hundred Thousand United States Dollars (US$21,300,000) to be paid to Sellers by Buyer on the Closing Date adjusted as set forth in
Section 11.2 hereof, by federal wire transfer of immediately available funds pursuant to wire instructions which shall be delivered by Sellers to Buyer at least two business days prior to the Closing Date.

       2.4       Assumption of Liabilities and Obligations/Trade and Barter.
As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Sellers under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Stations on or after the Closing Date. Buyer shall assume responsibility for the broadcast of barter announcements and programs for which there is a negative trade balance not in excess of $5,000.00 for Stations I, III, IV, V, VI, VII, VIII, and IX and not in excess of $10,000.00 for Station
II. Buyer shall not assume any other obligations or liabilities of Sellers, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Stations prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements not included in the Assumed Contracts, (v) any obligations or liabilities of Sellers under any employee pension, retirement, or other benefit plans or collective bargaining agreements, (vi) any obligation to any employee of the Stations for commissions, wages, bonuses, incentive programs, payroll taxes, vacation pay, sick leave, severance benefits or other benefits with respect to periods prior to or arising by virtue of the Closing or (vii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Sellers prior to the Closing.

SECTION 3        REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to Buyer as follows:



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         3.1     Organization, Standing, and Authority. Each Seller is a
corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and authorized to transact business in each jurisdiction where the conduct of business or operations of such Seller requires such Seller to qualify to conduct its business as presently authorized. Sellers have all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Stations as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Sellers hereunder and thereunder. No Seller is a participant, in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Stations or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement, the Noncompetition Agreement, the Escrow Agreement and the other agreements to be executed by Sellers and delivered by Sellers have been duly authorized by all necessary actions on the part of Sellers and their Shareholders. Schedule 3.2 sets forth the stock ownership of each Seller. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid, and binding obligation of Sellers, enforceable against them in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Except for restrictions on the changing the format of Station VIII as disclosed on Schedule 3.3, and subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (h) will not conflict with any provision of any Sellers' Certificate of Incorporation or By-Laws; (iii) will not conflict with, result in a breach of, or constitute a material default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a material default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Sellers are a party or by which Sellers may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the material Licenses. Sellers have delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and the Seller set forth above each License on Schedule 3.4 is the authorized legal holder thereof. The Licenses listed on Schedule 3.4 comprise all of the licenses, permits,


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and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Stations in the manner and to the extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would materially limit the operation to a greater extent than Stations are now operated. The Licenses are in full force and effect, and the conduct of the business and operations of the Stations are in accordance therewith. Sellers have no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course based upon events occurring prior to Closing.

         3.5      Title to and Condition of Real Property.

                 (a) Schedule 3.5 contains a complete and accurate description of all the Real Property and each Seller's interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). The Real Property listed on Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Stations as now conducted. Each Seller has good and marketable fee simple title, insurable at standard rates, to all fee estates (including the improvements therein) included in the Real Property, free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges and other claims and encumbrances of any nature whatsoever, except for liens for real estate taxes not yet due and payable, and liens which will be discharged at the Closing.

                 (b) With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement (the "Leased Property"), so long as the Sellers fulfill their obligations under the lease therefor, Sellers have enforceable rights to nondisturbance and quiet enjoyment. Sellers have good title to the Leased Property, free and clear of all liens, claims, and encumbrances, except as specifically stated in Schedule
3.5. With respect to each such lease, (i) the leases are in full force and effect, and are valid, binding and enforceable in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such leases have been paid, (iii) neither any Seller nor any other party is in material default in any respect under any such leases,
(iv) no party has asserted any defense, set off or counterclaim thereunder, and
(v) no notice of default or termination has been given or received, no event of default has occurred, and no condition exists and no event has occurred that, with the giving of notice, the lapse of time, or the happening of any further event would become a default or permit early termination under any such lease. Except as set forth in Schedule 3.3 hereto, no third-party consent or approval is required for the assignment of any such lease to Buyer, or for the consummation of the transactions contemplated herein. All improvements located on the Real Property are in good condition and repair (ordinary wear and tear excepted), are available for immediate use in the conduct of the business or operations of the Stations and comply with all applicable building and zoning codes. All towers, guy anchors, buildings and other


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improvements included in the Assets are located entirely on the Real Property.
Sellers have full legal and practical access to the Real Property.

         3.6     Title to and Condition of Tangible Personal Property.
Schedule 3.6 lists all material items of Tangible Personal Property and the Station at which the items are used. The Tangible Personal Property listed on
Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Stations as now conducted. Except for liens to be discharged at the Closing unless assumed by Buyer pursuant to the Assumed Contracts, or except as described in Schedule 3.6, Sellers own and have good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Sellers is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Stations. All material items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the Stations and any auxiliary broadcast facilities related thereto to operate substantially in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC and the FAA.

       3.7 Contracts. Schedule 3.7 is a true and complete list of all material Contracts except (i) contracts with advertisers for the sale of advertising time on the Stations for cash at prevailing rates and which have not been prepaid and which may be canceled by the Stations without penalty on not more than thirty days' notice and (ii) contracts or commitments for the purchase or sale of goods, supplies, equipment, capital assets, products or services, that do not involve more than $2,500 for each such contract or commitment and more than $10,000 in the aggregate for all such contracts or commitments per Station. With respect to the Contracts listed on Schedule 3.7, Sellers have delivered to Buyer true and complete copies of all material written Contracts, true and complete memoranda of all material oral Contracts (including any amendments and other modifications to such Contracts), and a schedule summarizing Sellers' obligations under trade and barter agreements relating to the Stations. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any material default by any party thereto or any event that, after notice or lapse of time or both, could constitute a material default. Sellers are not aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Assumed Contract upon expiration of its term, or (iii) to renew the Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in Schedule 3.3, Sellers have full legal power and authority to assign their rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts. The Contracts listed on

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Schedule 3.7 hereto constitute all of the material contracts necessary to conduct the business and operations of the Stations as currently conducted.

         3.8 Consents. Except for the FCC Consent provided for in Section 6.1, and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Sellers to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Stations in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all material Intangibles, listed by Station, (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Sellers have delivered to Buyer copies of all existing documents that establish or evidence any of the Intangibles. To Sellers' knowledge, Sellers are not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Sellers threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Stations as now conducted.

         3.10    Financial Condition of Sellers,

                 (a) Sellers have heretofore delivered to Buyer financial statements and information attached hereto as Schedule 3.10, together with monthly financial statements, referred to herein as the "Financial Statements." The Financial Statements have been or, in the case of those to be provided after the date hereof, will be prepared by Sellers in accordance with generally accepted accounting principles, consistently applied and fairly present the financial condition and results of operation of each Station for the periods covered thereby (subject, in the case of interim Financial Statements, to normal year-end adjustments and the absence of footnotes).

                 (b) Except as otherwise disclosed in Schedule 3.10, between December 31, 1995 and the date of this Agreement, there has been no change in the condition (financial or otherwise), results of operations, business, assets or profits of any Station which, individually or in the aggregate, is, or would be likely in the future to be, materially adverse to such Station's condition, results of operations, business, assets or profits.

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Sellers that insure any part of the Assets or the business of the Stations listed by Station. All policies of insurance listed in Schedule 3.11 are in full force and effect. The insurance


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policies listed in Schedule 3.11 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Stations against all customary and foreseeable risks.

         3.12 Reports. To Sellers' knowledge, all tax returns, ownership and employment reports, and other material documents that the Stations are currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Sellers and the Stations have been complied with in all material respects. All of such returns, reports, and statements are complete and correct in all material respects as filed. Sellers have paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

         3.13    Employee Benefits.

                 (a) Sellers have no Employee Plans and Compensation Arrangements with their employees except Sellers pay one-half of their employees' health insurance premiums, and offer their employees one week's paid vacation after one year's service, and two weeks paid vacation after two years service. Sellers pay their employees salaries on New Years Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Schedule 3.13 contains a true and complete list of all employees of the Stations, their job description, date of hire, salary and amount and date of last salary increase.

                 (b) Sellers do not contribute to and are not required to contribute to any Multi-employer Plan with respect to the employees of the Stations, and neither Sellers nor any other trade or business under common control with Sellers (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

                 (c) Neither Sellers nor any other trade or business under common control with Sellers (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) sponsor, maintain or contribute to any Employee Plan or Compensation Arrangement that provides retiree medical or retiree life insurance coverage to former employees of Sellers at the Stations.

                 (d) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which Sellers or any entity related to Sellers (under the terms of Section 414(b), (c), (m) or (o) of the Code) contribute or to which Sellers or any entity related to Sellers (under the terms of Sections 414(b), (c), (m) or (o) of the Code) sponsor, maintain or otherwise are bound which provides benefits to persons employed or previously employed at the Stations; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations

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promulgated thereunder; (iii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of Sellers or any entity related to Sellers (under the terms of Section 414(b), (c), (m) or (o) of the Code) employed or previously employed at the Stations any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; and (v) "Multi-employer Plan" means a plan, as defined in ERISA Section 3(37), to which Sellers or any entity related to Sellers
(under the terms of Section 414(b) or (c) of the Code) contribute or are required to contribute.

         3.14 Labor Relations. Sellers are not parties to or subject to any collective bargaining agreements with respect to the Stations. Sellers have no written or oral contracts of employment with any employee of the Stations, other than those listed in Schedule 3.7. Sellers have complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and Sellers have not received any notice alleging that they have failed to comply in any material respect with any such laws, rules, or regulations. No material controversies, disputes, or proceedings are pending or, to the best of Sellers' knowledge, threatened, between Sellers and any employee (singly or collectively) of the Stations. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Stations. To Sellers' knowledge, there is no union campaign being conducted to represent employees of the Stations or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Stations.

         3.15 Taxes. Sellers have filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and they have paid or caused to be paid all taxes shown on those returns or on any tax assessment received by them to the extent that such taxes have become due. To Sellers' knowledge, there are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Sellers are or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Stations, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Sellers.

         3.16 Claims and Legal Actions. Except as disclosed on Schedule 3.16, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal,



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administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Sellers threatened, against or relating to Sellers or otherwise relating to the Assets or the business or operations of the Stations, nor do Sellers know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, to the best of Sellers' knowledge, there are no material applications, complaints or proceedings pending or, threatened (i) before the FCC relating to the business or operations of the Stations other than rulemaking proceedings which affect the radio industry generally, (ii) before any federal or state agency relating to the business or operations of the Stations involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the business or operations of the Stations involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.17 Environmental Matters.

                 (a) Sellers have complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Sellers or the Stations alleging any failure to comply with any such law, rule, or regulation.

                 (b) Sellers have no liability relating to their ownership and operation of the Stations (and there is no basis related to the past or present operations, properties, or facilities of the Stations by Sellers for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Sellers giving rise to any such liability) under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, the Emergency Planning and Community Right-to-Know Act, or the Occupational Safety and Health Act (each as amended), or any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public or employee health and safety, or pollution or protection of the environment.

                 (c) Sellers have no liability relating to their ownership and operation of the Stations (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand, under the common law or pursuant to any statute, against Sellers giving rise to any such liability) arising out of such Sellers's handling, disposal or arranging for disposal of any substance.

                 (d) Sellers have no liability relating to its ownership and operation of the Stations (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand, under the common law or pursuant to a statute, against Sellers giving rise to any such liability) for any illness or personal injury to any employee.

                 (e) Except as set forth on Schedule 3.17, to Sellers' best knowledge, all properties and equipment used in the business of the Stations are and have been free of friable asbestos, and all transformers used in the operations of the Stations are free of PCB's.

                 (f) No pollutant, contaminant, industrial, hazardous, or toxic material or waste is located on the Real Property.

         3.18 Compliance with Laws. Sellers have complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Stations. Neither the ownership or use of the properties of the Stations nor the conduct of the business or operations of the Stations conflicts with the rights of any other person or entity.

         3.19 Conduct of Business in Ordinary Course. Since December 31, 1995, Sellers have conducted the business and operations of the Stations only in the ordinary course and have not:

                 (a) Suffered any material adverse change in the properties of the Stations, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Stations;

                 (b) Made any material increase in compensation payable or to become payable to any of the employees of the Stations, or any bonus payment made or promised to any employee of the Stations, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of the Stations;

                 (c) Made any sale, assignment, lease, or other transfer of any of the Stations' properties that are subject to sale to Buyer other than in the normal and usual course of business with suitable replacements being obtained therefor;

                 (d) Canceled any material debts owed to or claims held by any Seller with respect to the Stations, except in the normal and usual course of business;

                 (e) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Stations:

                 (f) Transferred or granted any material right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Stations;

                 (g) Incurred any obligation or liability (fixed or contingent) except normal trade or business obligations and liabilities incurred in the ordinary course of business; or

                 (h) Mortgaged, pledged or subjected to any lien any of the material Assets other than in the ordinary course of business.

       3.20 Transactions with Affiliates. Sellers have not been involved in any business arrangement or relationship relating to the Stations with any affiliate of any Sellers, and no affiliate of Sellers owns any property or right, tangible or intangible, which is used in the business of the Stations where such arrangement, relationship or ownership could have a material adverse effect on Buyer's rights under this Agreement. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

       3.21 Broker. Neither Sellers nor any person or entity acting on their behalf have incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement, except for a commission payable to Media Venture Partners. It is disclosed that one of Sellers' principals, Charles E. Giddens, is a media broker and a principal of Media Venture Partners, and Sellers and Buyer waive for all purposes any objection to Mr. Giddens' participation in this transaction as Sellers' principal and broker.

       3.22 Full Disclosure. No representation or warranty made by Sellers in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Sellers pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading.

SECTION 4        REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Sellers as follows:

       4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement, the Noncompetition Agreement, the Escrow Agreement, and the other agreements to be executed by Buyer and delivered by Buyer have been duly authorized by all necessary corporate actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies. Buyer has the partnership authority to own the Assets and to operate the Stations after the consummation of the transactions contemplated hereby.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents and except as set forth in Schedule 4.3, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party under any agreement, license or law applicable to Buyer; (ii) will not conflict with any provision of Buyer's Certificate of Incorporation or By-laws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a material default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to Buyer; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a material default under, or accelerate or permit the acceleration of any performance required by the terms of, any mortgage, deed of trust, agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, that may impair Buyer's ability to acquire or operate the Assets.

         4.4 Consents. Other than the consents and approvals of the FCC referred to in Section 6.1, certain filings required to be made with the FCC after the Closing Date, consents of third parties to Assumed Contracts, filings required to perfect security interests and liens and other consents, approvals, authorizations and filings contemplated by this Agreement or otherwise obtained or completed at or prior to the Closing, Buyer is not required to obtain any consent, approval or authorization from, or file any declaration or statement with, any governmental instrumentality or other agency or any third party in connection with the execution of this Agreement or any of the other agreements contemplated hereunder, or the consummation of the transactions contemplated hereunder.

         4.5 Broker. Neither Buyer nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.6 Qualification. Buyer is legally qualified to become the licensee of the Stations and is financially qualified to purchase the Stations and consummate the transactions contemplated herein.

         4.7 Litigation. To Buyer's knowledge, there is no litigation, action, suit, investigation or proceeding pending or threatened before any court or the FCC or any other governmental agency or any board of arbitration which could reasonably be expected to (a) impair Buyer's ability to perform its obligations under this Agreement, or (b) materially and adversely affect the ability of Buyer to own and operate the Stations after the Closing.

         4.8 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading.

SECTION 5        OPERATIONS OF THE STATIONS PRIOR TO CLOSING

         5.1 Generally. Sellers agree that, between the date of this Agreement and the Closing Date, Sellers shall operate the Stations diligently in the ordinary course of business in material accordance with their past practices (except where such conduct would conflict with the following covenants or with Sellers' other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Compensation. Sellers shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Stations, except in accordance with past practices.

         5.3 Contracts. Except for any necessary "bridge" financing necessary to the acquisition of Stations I, II, VII, and IX (which will be repaid at the Closing), and except for contracts terminable on not more than 60 days' notice, Sellers will not incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, enter into any contract or commitment relating to the Stations or the Assets, or amend or terminate any Contract (or waive any material right thereunder), except for (i) cash time sales agreements made in the ordinary course of business and (ii) other contracts and commitments entered into in the ordinary course of business (other than trade or barter agreements as described in Section 2.4) which will not obligate Buyer to an amount of more than $2,500 in respect to each contract or commitment and $10,000 in respect to all such contracts and commitments per Station and which will not obligate Buyer to perform any material non-monetary obligations.
Prior to the Closing Date, Sellers shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Except for transactions in the ordinary course of business, Sellers shall not sell, assign, lease, or otherwise transfer or dispose of any of the

Assets subject to sale to Buyer, except assets that are no longer used or useful in the business or operations of the Stations and assets that are disposed of in connection with the acquisition of replacement property of equivalent kind and value.

         5.5 Encumbrances. Sellers shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) matters disclosed on Schedule 3.5 and Schedule 3.6, which shall be removed prior to the Closing Date (unless assumed by Buyer), (ii) liens for current taxes not yet due and payable, (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date, or (iv) liens necessary for the acquisition of Stations I, II, VII and IX which will be removed by the Closing Date.

         5.6 Licenses. Sellers shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Sellers shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Stations including the prosecution of the pending assignment applications for radio stations WNLS(AM) and WTNT-FM, Tallahassee, Florida (FCC File Nos. BAL-960221GP and BALH-950221GQ), radio station WTPS-FM, Midway, Florida (FCC File No. BAPH-960215GS) and radio station WOWW(FM), Pensacola, Florida (FCC File No. BALH-960215GG). Sellers are participating in MM Docket No. 95-82 to upgrade Station VI to operate on Channel 268C1. Sellers have agreed to reimburse the licensees of other radio stations to accommodate the upgrade. With regard to Station VI, Seller will give the Buyer at the Closing a credit in the amount of $37,500, which shall be deducted from the Purchase Price and Buyer will assume sole responsibility for the reimbursement of third parties in connection with the upgrade of Station VI. Sellers make no warranty to Buyer that the FCC will ultimately adopt Sellers' proposal to upgrade Station VI, and Buyer accepts Station VI as a Class C2 station and will not refuse to close the purchase of Station VI in the event the upgrade is not granted, or such grant is unlikely.

         5.7 Access to Information. Sellers shall give Buyer and its counsel, accountants, engineers, and other authorized representatives, upon reasonable advance notice, reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Stations for the purpose of audit and inspection and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Stations that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Stations). Without limiting the generality of the foregoing, Sellers shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Sellers' financial records and Sellers' employees, counsel, accountants and other representatives for the purpose of preparing and auditing, at Buyer's sole expense, such financial statements as

Buyer determines, in its judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.8 Maintenance of Assets. Sellers shall maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner. Sellers shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any material loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Sellers shall repair, replace, or restore the Assets. to their prior condition as represented in this Agreement as soon thereafter as possible, and Sellers shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed. Sellers disclose that the Station IX transmitter switching apparatus and production console are inoperable, and Buyer acknowledges that Sellers have no obligation to repair these items.

         5.9 Insurance. Sellers shall maintain the existing insurance policies on the Stations and the Assets.

         5.10 Consents. Sellers shall use their best efforts to obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Stations than those pertaining under the Contract or License as in effect on the date of this Agreement. Sellers shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

         5.11 Books and Records. Sellers shall maintain their books and records relating to the Stations in accordance with past practices.

         5.12 Notification. Sellers shall promptly notify Buyer in writing of any unusual or material adverse developments with respect to the business or operations of the Stations, and of any material adverse change in any of the information contained in Sellers' representations and warranties contained in
Section 3 of this Agreement, provided that such notification shall not relieve Sellers of any obligations hereunder.

         5.13 Financial Information. Sellers shall furnish to Buyer as soon as practicable after the information becomes available to Seller, between the date of this Agreement and the Closing Date an unaudited statement of income and expense of the Stations for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request, all of which financial information shall comply with the standards contained in the representations and warranties set forth in Section 3.10.

         5.14 Compliance with Laws. Sellers shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Stations.

         5.15 Financing Leases. Except for obligations to be assumed by Buyer listed on Schedule 3.7, Sellers shall satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Sellers pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.16 Programming. Sellers shall not make any material changes in the broadcast hours or in the percentages of types of programming broadcast by the Stations, or make any other material change in the Stations' programming policies, except such changes as in the good faith judgment of Sellers are required by the public interest.

         5.17 Preservation of Business. Sellers shall use their best efforts to preserve the business and organization of the Stations and use their best efforts to keep available to the Stations their present employees and to preserve the audiences of the Stations and the Stations' present relationships with suppliers, advertisers, and others having business relations with them, to the end that the business, operations, and prospects of the Stations shall be materially unimpaired at the Closing Date. The ordinary and customary operating, marketing, promotional, sales, and advertising practices of the Stations shall be maintained.

         5.18 Collection of Accounts Receivable. Sellers shall collect the accounts receivable of the Stations only in the ordinary course consistent with their past practices.

         5.19 Personnel Recommendations. Sellers shall promptly notify Buyer as personnel vacancies occur at the Stations and consider for employment (but Sellers shall be under no obligation to employ) all personnel recommended by Buyer for such vacant position.

         5.20 Rights. Sellers shall not knowingly waive any material rights relating to the Stations or any of the Assets that could have a material adverse effect on Buyer.

         5.21 Inconsistent Action. Sellers shall not knowingly take any action that is inconsistent with their obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

SECTION 6        SPECIAL COVENANTS AND AGREEMENTS

         6.1      FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Sellers and Buyer shall promptly prepare appropriate applications for the FCC Consent and shall file such applications with the FCC on or before the tenth business day after the execution of this Agreement. The parties shall prosecute the applications with all reasonable diligence and otherwise use their reasonable commercial efforts to obtain a grant of the applications as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by such party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Sellers shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under
Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

         6.2 Control of the Stations. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of Sellers until the Closing.

         6.3     Accounts Receivable.

                 (c) Collection. As of the Closing, Sellers shall designate Buyer as their agent solely for the purposes of collecting the Accounts Receivable. Sellers shall deliver to Buyer as soon as practicable after the Closing a complete and detailed statement showing the name, amount and age of each Account Receivable. Buyer shall make reasonable efforts in accordance with Buyer's customary business practices to collect the Accounts Receivable during the "Collection Period," which shall be the period beginning on the Closing, and ending three months later. Buyer shall not be obligated to use any efforts to collect any of the Accounts Receivable that are more extensive than the efforts that Buyer uses to collect its own accounts receivable. Buyer shall not refer any Accounts Receivable to a collection agency or attorney for collection, and Buyer shall not make any such referral or compromise, nor settle or adjust the amount of any of the Accounts Receivable, except with the approval of Sellers. During the Collection Period, neither Sellers nor their agents shall make any direct solicitation with respect to any of the Accounts Receivable. Buyer shall incur no liability to Sellers for any uncollected account unless Buyer shall have engaged in wilful misconduct or gross negligence in the collection of such account.

                 (d) Payments to Sellers. On or before the fifteenth day after the end of each full calendar month during the Collection Period, Buyer shall furnish to Sellers (i) a list of the amounts collected before the end of such month with respect to the Accounts Receivable, and (ii) the amount collected during such month with respect to the Accounts Receivable. On or before the fifteenth day after the end of the Collection Period, Buyer shall furnish Sellers with a list of all of the Accounts Receivable which remain uncollected at the end of the Collection Period.

                 (e) Further Obligations. After the expiration of the Collection Period, Buyer shall have no further obligation hereunder other than to make the payment under Section 6.4(b) and to remit to Sellers any payments with respect to any of the Accounts Receivable that Buyer subsequently receives, and Sellers may act to collect any of the Accounts Receivable that continue to remain uncollected.

         6.4 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Sellers at all times prior to the Closing.

         6.5 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and rules and regulations of securities markets, each party will keep confidential any information of a confidential nature obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

         6.6 Cooperation. Buyer and Sellers shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Sellers shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto, and Sellers shall have no obligation to expend funds (other than the incidental cost of preparing and submitting requests, responding to reasonable inquiries and ordinary and customary filing fees and processing charges) to obtain any of the Consents.

         6.7 Bulk Sales Law. If applicable, the bulk sales law of the State of Florida shall be complied with by Sellers. Any loss, liability, obligation, or cost suffered by Sellers or Buyer as the result of the failure of Sellers or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Sellers.

         6.8     Title Insurance and Surveys.

                 (f) Title Insurance. With respect to each parcel of Real Property, Sellers will at Seller's sole cost obtain (1) as soon as practicable after the date of this Agreement, a title commitment disclosing the condition of title to all Real Property and all easements, rights of way, and restrictions of record with respect thereto, as of a date not earlier than the date of this Agreement, accompanied by copies of all instruments evidencing the scope and extent of all such easements, rights of way, and restrictions of record, and (2) at or prior to Closing, an ALTA Leasehold Policy of Title Insurance on a form customarily used in the State of Florida, issued by a title insurer satisfactory to Buyer, in an amount equal to the fair market value of Sellers' leasehold interest (as reasonably determined by Buyer), insuring title to such leasehold interest to be in the name of Buyer as of the Closing, subject only to liens or encumbrances expressly permitted by this Agreement.

                 (g) General Requirements as to Title Insurance Policies. Each title insurance policy obtained pursuant to this Agreement shall, except to the extent that title insurers in the State of Florida are not lawfully permitted to issue such policies or unless otherwise agreed by Buyer, (1) insure title to the Real Property described in the policy and all recorded easements benefitting such Real Property, (2) contain an "extended coverage endorsement" or similar modification insuring over or otherwise eliminating the general exceptions customarily contained in title policies, (3) contain an endorsement insuring that the Real Property described in the policy is the same real estate shown in the survey delivered with respect to such property and (4) contain a "contiguity" endorsement with respect to any Real Property consisting of more than one record parcel. At Buyer's expense, Sellers shall cause prior to Closing all lease agreements included in the Real Property or memorandums of lease relating thereto to be recorded in the appropriate public recording office in the county where such Real Property is located.

                 (h) Surveys. With respect to each parcel of Real Property, Sellers will cooperate with Buyer so that Buyer may obtain at Buyer's sold expense as soon as practicable after the date of this Agreement a current survey of the parcel, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

                 (i) Associated Fees and Costs. Buyer shall be responsible for and promptly pay all costs associated with obtaining the title commitments and the surveys, and for the costs associated with obtaining the title insurance policy with the special endorsements described above. If this Agreement is terminated for any reason, Buyer shall not have any recourse against Sellers for the expenses so incurred.

         6.9 Access to Books and Records. Sellers shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Sellers access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are included in the Assets.

         6.10 Environmental Audit. Buyer may, at its option and sole expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the properties of the Stations which survey shall be commenced within ten days following the execution of this Agreement and promptly completed thereafter. If the survey discloses any material environmental hazard, or as a direct result thereof material possibility of future liability for environmental damages or clean-up costs, Buyer shall so notify Sellers as soon as practicable and shall promptly provide Sellers with a copy of the Phase I environmental survey and all ancillary reports.

         6.11 Engineering Study. Buyer may, at its option and sole expense, retain an engineering firm to conduct a proof of performance study of the Stations and to prepare a report on the Stations' compliance with applicable FCC rules and regulations, which study shall be commenced within ten days following the execution of this Agreement and promptly completed thereafter.
If the survey discloses any material violation of the FCC rules and regulations relative to the operations or equipment of the Stations, Buyer shall so notify Sellers as soon as practicable and shall promptly provide Sellers with a copy of all such studies and reports.

         6.12 Noncompetition Agreement. At Closing, Buyer, Sellers and Seller's Shareholders shall enter into a Noncompetition Agreement in the form of Schedule 6.12 and Buyer shall pay the amounts due thereunder.

SECTION 7        CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS AT
                 CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Sellers contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Sellers shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                 (c) Consents. All material Consents shall have been obtained and delivered to Buyer without any material adverse change in the terms or conditions of any License or Assumed Contract.

                 (d) FCC Consents. Each Seller shall have received FCC consent to the assignment of the licenses or construction permits of Stations I, II, VII, and IX, without the imposition on Sellers of any material adverse conditions, and each consent shall have become a Final Order, unless "finality" is waived by mutual agreement of the parties. The FCC Consent referred to in
Section 6.1 hereof shall have been granted without the imposition on Buyer of any material adverse conditions that need not be complied with by Buyer under
Section 6.1 hereof, Sellers shall have complied with any conditions imposed on them by the FCC Consent, and the FCC Consent shall have become a Final Order. In the event the third parties selling Stations I, II, VII and IX to Sellers insist on a Final Order prior to closing the acquisitions of the subject stations, Buyer agrees with Seller to extend the Closing Date so that the conditions in the contracts to acquire Stations I, II, VII and IX can be complied with.

                 (e) Governmental Authorizations. Sellers shall be the holders of all Licenses and there shall not have been any modification of any License that could have a material adverse effect on any Station or the conduct of its business and operations. No proceeding shall be pending with respect to the Licenses to be assigned to Buyer the effect of which could be reasonably expected to revoke, cancel, fail to renew, suspend, or modify adversely any License. Buyer shall at Closing accept the license of Station VI subject to any modifications that may result from the proceeding in MM Docket No. 95-82.

                 (f) Deliveries. Sellers shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the assets or properties of the Stations, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Stations that has not been repaired, restored or remedied, excepting normal wear and tear to the Assets.

         7.2 Conditions to Obligations of Sellers. All obligations of Sellers at the Closing are subject at Sellers' option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consents. Each Seller shall have received FCC consent to the assignment of the licenses or construction permits of Stations I, II, VII, and IX, without the imposition on Sellers of any material adverse conditions, and each consent shall have become a Final Order, unless "finality" is waived by mutual agreement of the parties. The FCC Consent referred to in
Section 6.1 hereof shall have been granted without the imposition on Seller of any material adverse conditions that need not be complied with by Seller under
Section 6.1 hereof, Buyer shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order. The FCC Consent envisions multiple FCC actions, and the Closing Date shall be determined from the date on which the last FCC consent is granted and becomes a Final Order. In the event the third parties selling Stations I, II, VII and IX to Sellers insist on a Final Order prior to closing the acquisitions of the subject stations, Buyer will agree with Seller to extend the Closing Date so that the conditions in the contracts to acquire Stations I, II, VII and IX can be complied with.

SECTION 8        CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. Subject to Sections 7.1(d) and 7.2(d) hereof, the Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to Sellers, that is (1) not earlier than the first business day after the FCC Consent is granted, and (2) not later than ten business days following the date upon which the last of the multiple FCC actions comprising the FCC Consent has become a Final Order. If Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent becomes a Final Order.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Sellers.

         8.2 Deliveries by Sellers. Prior to or on the Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever, except for liens for current taxes not yet due and payable, and obligations assumed by Buyer under Section 2.4;

                 (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property including consents to the collateral assignment of such interests by Buyer to its lenders as collateral security for Buyer's obligations to such lenders;

                 (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                 (d) Certificate. A certificate, dated as of the Closing Date, executed by duly authorized officers of Sellers on behalf of each Seller, certifying (1) that the representations and warranties of each Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that each Seller has in all material respects performed and complied with all of their obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (e) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Sellers in connection with the operations of the Stations;

                 (f) Opinion of Counsel. Opinion of Sellers's counsel dated as of the Closing Date, in substantially the form attached hereto as
Schedule 8.2(h), and if requested by Buyer, Buyer's lenders shall be permitted to rely on such opinion;

                 (g) Lender's Certificate. If requested by Buyer, and at Buyer's expense, Sellers shall deliver to Buyer's lenders such closing certificates as Buyer's lenders may reasonably request;

                 (h)      Noncompetition Agreement.  The executed
Noncompetition Agreement in the form of Schedule 6.12; and

                 (i) Other Instruments. Such other instruments and certificates or other documentation as Sellers are required by the terms hereof to deliver or as Buyer may reasonably request.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

                 (a)    Purchase Price.  The Purchase Price as provided in
Section 2.3;

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform all obligations and liabilities of Sellers under the Licenses and Assumed Contracts insofar as they relate to the time on or after the Closing Date and arise out of events related to Buyer's ownership of the Assets or its operation of the Stations on or after the Closing Date;

                 (c) Certificate. A certificate, dated as of the Closing Date executed by an officer of the general partner of Buyer on behalf of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date substantially in the form of Schedule 8.3(d) hereof;

                 (e) Other Instruments. Such other instruments and certificates or other documentation as Buyer is required by the terms hereof to deliver or as Sellers may reasonably request; and

                 (f)      Noncompetition Agreement.  The executed
Noncompetition Agreement in the form of Schedule 6.12 and the portion of the Purchase Price allocated thereto.

SECTION 9        TERMINATION

         9.1 Termination by Sellers. This Agreement may be terminated by Sellers and the purchase and sale of the Stations abandoned, if Sellers are not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Sellers set forth in this Agreement have not been satisfied or waived in writing by Sellers.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by January 31, 1997.

                 (d) Breach. Without limiting Sellers' rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties, or covenants under this Agreement within fifteen days after Buyer received written notice of such breach from Sellers.

                 (e) Hearing. If the FCC designates for an evidentiary hearing any of the applications referred to in Section 5.6 including the applications by which Sellers will acquire Stations I, II, VII and IX.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Stations abandoned, if Buyer is not then in material default, upon written notice to Sellers, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by January 31, 1997.

                 (d) Interruption of Service. If any event shall have occurred that prevented signal transmission of any of the Stations for a continuous period of five (5) days, or in the normal and usual manner for a continuous period of fifteen (15) days.

                 (e) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Sellers have failed to cure any material breach of any of their representations, warranties, or covenants under this Agreement within fifteen days after Sellers received written notice of such breach from Buyer.

                 (f) Environmental Hazards. Buyer shall have notified in writing Sellers of material environmental hazards or the material possibility of environmental damages or cleanup costs, as indicated in the environmental study described in Section 6.10, within 20 days following the execution of this Agreement, and the cause thereof shall not have been remedied prior to the Closing Date, Sellers having no obligation to perform such remediation. If Buyer does not timely notify Sellers of said environmental hazards, damages, or clean-up costs, Buyer shall be deemed to have waived any claim against Sellers on account of any such hazards, damages, or clean-up costs no matter when they may arise.

                 (g) Technical Deficiencies. Buyer shall have notified Sellers of material deficiencies in the operations or equipment of the Stations, as indicated in the engineering study described in Section 6.11, within 20 days following the execution of this Agreement, and the cause thereof shall not have been remedied prior to the Closing Date, Sellers having no obligation to perform such remediation. If Buyer does not timely notify Sellers of said material deficiencies, Buyer shall be deemed to have waived any claim against Sellers on account of any such deficiencies no matter when they may arise.

                 (h) Assignment Application. The refusal by the FCC to approve on delegated authority any of the assignment applications referenced in
Section 5.6 hereof.

       9.3 Escrow Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer has deposited with the Escrow Agent $1,000,000 (the "Escrow Deposit") in accordance with an Escrow Agreement among Buyer, Sellers, and the Escrow Agent (the "Escrow Agreement") in the form attached hereto as Schedule 9.3. All funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                 (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to Buyer so long as Buyer has paid Seller the Purchase Price as provided in Section 2.3(a).

               (b)        If this Agreement is terminated pursuant to Section
9.1 or Section 9.2 and Buyer has complied in all material respects with the terms of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (c) If this Agreement is terminated by Sellers due to Buyer's material breach of this Agreement, and Sellers are not in material breach of this Agreement, then the Escrow Deposit together with all interest earned thereon shall be disbursed by the Escrow Agent to or at the direction of Sellers.

         9.4 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of any provision of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Sellers due to Buyer's material breach of this Agreement and Sellers are not in material breach of this Agreement, then the payment to Sellers pursuant to Section 9.3(c) shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Sellers by reason of Buyer's material breach of this Agreement. Sellers and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of the Escrow Deposit is a fair and equitable amount to reimburse Sellers for damages sustained due to Buyer's material breach of this Agreement. Notwithstanding Buyer's rights under
Section 10.5 hereof, if this Agreement is terminated by Buyer due to Sellers' material breach of this Agreement, and if Buyer has complied with all material terms of this Agreement, Buyer shall be entitled only to damages as awarded pursuant to the procedures set forth in Section 11.3 of this Agreement (Arbitration).

SECTION 10       SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                 INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of eighteen months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Sellers shall affect Buyer's right to rely on any representation or warranty made by Sellers or relieve Sellers of any obligations under this Agreement as the result of a breach of any of their representations and warranties.

         10.2 Indemnification by Sellers. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have,

Sellers hereby agree to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Sellers contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Sellers not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

                 (d) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date.

                 (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Sellers or any information Sellers may have, Buyer hereby agrees to indemnify and hold Sellers harmless against and with respect to, and shall reimburse Sellers for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Sellers under this Agreement.

                 (b) Any and all obligations of Sellers assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations on and after the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring on or after the Closing Date.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant as soon as practicable after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnifications rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, representatives and successors and assigns of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 Specific Performance. The parties recognize that if Sellers breach this Agreement and refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Sellers shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11       MISCELLANEOUS

         11.1 Fees and Expenses. Buyer shall pay any escrow agent fees under the Escrow Agreement. Sellers shall pay on or before Closing the brokers' fee due to Media Venture Partners in connection with the transactions contemplated by this Agreement. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Sellers to Buyer pursuant to this Agreement shall be paid by Sellers. Buyer and Sellers shall each pay one-half of (i) the fees payable to the FCC in connection with the filing of the applications for the FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

          11.2     Adjustments and Pro-Rations.

                 (a) The operating income and expenses of the Stations shall be prorated between Buyer and Sellers as of 12:01 a.m. on the Closing Date, and the net amount thereof shall be paid to Sellers or the Buyer as appropriate at the Closing as an adjustment of the Purchase Price. Such prorations shall include, without limitation, all ad valorem, real estate, and other property taxes, water and sewer use charges, business and license fees, pre-paid fees and expenses, rents, utility expenses, Assumed Contracts, prepaid trade and barter agreements, prepaid time sale agreements, but shall exclude
(i) wages, salaries, bonuses, accrued vacation and sick pay, and any other obligations of Sellers to its employees, other than pursuant to such employment agreements, if any, that constitute Assumed Contracts, (ii) all of the liabilities assumed pursuant to Section 2.4 hereof,
(iii) legal and professional fees and closing costs; (iv) financing costs, capital expenditures, and other costs and expenses not pertaining to the day-to-day operations of the Stations. Revenues, expenses, costs and liabilities earned or incurred in particular programs and announcements shall be allocated to the time of performance of such programs and announcements without regard to the date of payment therefor. However, Sellers shall be entitled to all income, and shall be responsible for all expenses, arising out of contracts, agreements and commitments to which Seller is a party other than the Assumed Contracts. Seller shall provide Buyer with an itemized statement evidencing all proposed adjustments not less than five (5) business days prior to the Closing Date.

                 (b) If the amount of any of the aforesaid taxes is not known on the Closing Date, the same shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall also be apportioned between Buyer and Sellers, provided that no party shall be obligated to institute proceedings for an abatement. All other prorations shall, to the extent feasible, be determined and paid on the Closing Date, with a final settlement thereof to be made within sixty (60) days after the Closing Date.

                 (c) Any item for which a party receives credit from the other party under this Section 11.2 shall be paid when due in accordance with its terms by the party so receiving credit.

         11.3 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Sellers and Buyer are unable to resolve by themselves shall be settled by arbitration in the District of Columbia, by a panel of three arbitrators. Sellers and Buyer shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Sellers and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Sellers and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Sellers or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) a suit for specific performance pursuant to Section 10.5.

         11.4 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Sellers:                         Mr. Paul C. Stone
                                       WSNI Radio
                                       3360 Capital Circle, N.E.
                                       Suite D
                                       Tallahassee, Florida 32308

Mr. Charles E. Giddens
Media Venture Partners
1650 Tysons Boulevard
Suite 790
McLean, Virginia 22102

Mr. R. Sanders Hickey
WTNT, Inc.
c/o Radio Station
WGMG(FM)
1137 Cedar Shoals Drive
Athens, Georgia 30605

With a copy to: (which shall not       Mark S. Levine, Esquire
constituted notice)                    Levine & Stivers
                                       245 E. Virginia Street
                                       Tallahassee, Florida 32301

                                       Gary S. Smithwick, Esquire
                                       Smithwick & Belendiuk, P.C.
                                       1990 M Street, N.W.
                                       Suite 510
                                       Washington, D.C. 20036

If to Buyer:                           Paxson Broadcasting of Tallahassee,
                                         Limited Partnership
                                       601 Clearwater Park Road
                                       West Palm Beach, Florida 33401
                                       Attention:  Mr. Lowell W. Paxson

With a copy to:                        John R. Feore, Jr., Esquire
                                       Dow, Lohnes & Albertson
                                       1200 New Hampshire Avenue, N.W.
                                       Suite 800
                                       Washington, D.C. 20036

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.5.

         11.5 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, which shall not be unreasonably withheld, except that Buyer may assign its rights and obligations under this Agreement, in whole or in part, without Sellers' consent to one or more subsidiaries or commonly controlled affiliates of Buyer and Buyer may collaterally assign its rights and obligations hereunder to its lenders without obtaining Sellers' consent, provided that any such assignments do not delay the FCC Consent. Upon any permitted assignment by Buyer or Sellers in accordance with this Section 11.5, all reference to "Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Sellers" herein shall be deemed to be references to Sellers' assignee.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.6 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Sellers, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.8 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.9 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.10 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter hereof. This Agreement supersedes all prior negotiations among the parties, including, without limitation, the letter of intent among the parties hereto dated February 23, 1996, and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought. The parties hereto acknowledge that no representations or warranties have been made with respect to matters relating to the transactions contemplated by this Agreement other than as expressly set forth in this Agreement.

         11.11 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the parry entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.12.

         11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.13 Press Releases. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in which case the other party shall be first notified in writing.


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                                     - 38 -

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                      PAXSON COMMUNICATIONS OF TALLAHASSEE, INC.


                      By: /s/ Lowell W. Paxson
                          -------------------------------------------
                          Name:  Lowell W. Paxson
                          Title: Chairman and Chief Executive Officer


                      WTNT, INC.

                      By: /s/ R. Sanders Hickey
                          -------------------------------------------
                          Name:  R. Sanders Hickey
                          Title: President


                      SOUTHERN BROADCASTING COMPANIES, INC.


                      By: /s/ Paul Stone
                          -------------------------------------------
                          Name:  Paul Stone
                          Title: President


                      GREAT SOUTH BROADCASTING, INC.


                      By: /s/ Paul Stone
                          -------------------------------------------
                          Name:  Paul Stone
                          Title: President


                      CHARLES E. GIDDENS, INC.


                      By: /s/ Charles E. Giddens
                          -------------------------------------------
                          Name:  Charles E. Giddens
                          Title:

                      SOUTHERN BROADCASTING OF PENSACOLA, INC.

                      By: /s/ Paul Stone
                          -------------------------------------------
                          Name:  Paul Stone
                          Title: President